Contacts: Carol K. Nelson, CEO Lars Johnson, CFO 425.339.5500 www.cascadebank.com
NEWS RELEASE

CASCADE FINANCIAL CORE EARNINGS UP 13% YEAR-TO-DATE;
STRONG LOAN AND CHECKING DEPOSIT GROWTH, CREDIT QUALITY REMAINS OUTSTANDING

Everett, WA - October 24, 2006 - Cascade Financial Corporation (Nasdaq: CASB), parent company of Cascade Bank, today reported solid year-over-year improvements in its core banking business with 13% loan growth, a 13% increase in checking deposits, and a decrease in non-performing loans to total loans. Net income growth was slowed in both the third quarter and nine-month periods due to the expensing of stock options and core processor conversion costs this year. In the quarter ended September 30, 2006, net income was $3.3 million, or $0.27 per diluted share, even with results from the third quarter last year. For the first nine months of the year, net income was $9.8 million, or $0.79 per diluted share, compared to $9.6 million, or $0.78 per diluted share in the first nine months of 2005. All per share data has been adjusted to reflect the 5-for-4 stock split paid in May of 2006.

In the third quarter of 2006, Cascade’s core earnings increased 9% over third quarter 2005. Third quarter 2006 net income was impacted by $73,000 in option expense and $117,000 (after taxes) in non-recurring core processing conversion expense, while third quarter 2005 earnings included $119,000 (after taxes) in non-recurring gain on sale of multifamily loans.

Year-to-date, Cascade’s core banking business generated a 13% year-over-year increase in net income, reflecting continued strong loan growth as well as record checking and service fees. The reduction in profit growth reflects $212,000 in option expense and $170,000 (after taxes) in core processor conversion costs in the first nine months of 2006. In the first nine months of 2005, Cascade booked a total of $580,000 (after taxes) in non-recurring gain on the sale of multifamily loans and the termination of interest rate swaps.

Third Quarter Financial Highlights: (Compared to the same quarter one year ago)

•	Checking deposits grew by 13% to $137 million.
•	Checking and service fees rose 13% to $1.2 million.
•	Core commercial loan portfolio (construction, business and commercial real estate) increased by 21% to $827 million.
•	Total loans increased 13% to $992 million.
•	Total assets increased 11% to $1.3 billion.
•	Credit quality remained very strong:
•	Nonperforming assets dropped to 0.01% of total assets at quarter-end.
•	Net charge offs were only $33,000 in the quarter, less than a basis point as a percentage of gross loans.

“The fundamentals of our banking business are very solid, marked by strong loan growth and excellent asset quality,” stated Carol K. Nelson, President and CEO. “Our dependence on CDs has continued to decrease, with low-cost deposits becoming a more significant part of our funding mix. The profitability of our core business has helped offset our investments in the future.”

Balance Sheet Management

“The demand for business and real estate loans remains strong, even as the expansion of the local economy has begun showing the first signs of moderating,” Nelson said. “We remain focused on originating commercial and construction loans, where our personalized service adds tangible value for our customers.”

LOANS ($ in 000s)	September 30, 2006		June 30, 2006		September 30, 2005
Business	$440,586	44%	$433,679	45%	$393,880	45%
R/E Construction	241,951	24%	213,614	22%	151,875	17%
Commercial R/E	144,313	15%	139,178	15%	140,413	16%
Multifamily	41,070	4%	40,007	4%	53,389	6%
Retail	123,937	13%	131,040	14%	139,391	16%
Total Loans	$991,857	100%	$957,518	100%	$878,948	100%

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Cascade Financial - 3Q06 Results
October 24, 2006

Total loans have increased 13% over the last year to $992 million, compared to $879 million at the end of September 2005. Core commercial loans increased by 21% to $827 million at the end of the third quarter, from $686 million a year ago. These construction, business, and commercial real estate loans now account for 83% of total loans, compared to 78% of loans at the end of September 2005. Construction lending has been particularly strong, growing by 59% to $242 million over the last year. Business loans increased by 12% to $441 million, and commercial real estate loans grew 3% over the last year to $144 million.

Multifamily home loans have decreased by 23% since the end of the third quarter last year to $41.1 million. Total retail loans, which include single-family mortgages as well as home equity and other consumer loans, decreased by 11%, dropping to $124 million.

“Increasing the concentration of higher yielding commercial loans in our portfolio is one of the three major components of our balance sheet management strategy,” stated Lars Johnson, Chief Financial Officer. “We are also committed to deploying more capital into loans as long as profitable opportunities exist. We are making progress, with securities dropping to 18% of total assets at September 30, compared to 20% at year-end 2005. The third element is lowering our cost of funds, which remains a priority despite the continued acceleration of deposit rates in our market.”

“The ongoing success of our High Performance Checking program has resulted in strong checking deposit growth,” Nelson said. “As a result, over the past year we have decreased our dependence on CDs and allowed some of the costlier time deposits to run off.”

Primarily as a result of High Performance Checking, Cascade has opened 4,842 new personal checking accounts since the first of the year, compared to 3,521 in the first nine months of 2005. Personal checking balances have grown by 21% and business checking balances have increased by 7% since the end of the third quarter last year, while savings and money market account balances have grown by 50% over the past year. Conversely, CD's have dropped by 12% since the end of September last year.

DEPOSITS ($ in 000s)	September 30, 2006		June 30, 2006		September 30, 2005
Personal checking accounts	$55,510	7%	$51,330	6%	$45,712	5%
Business checking accounts	81,956	10%	72,350	9%	76,423	10%
Savings and MMDA	262,206	31%	268,321	32%	174,835	22%
CDs	440,434	52%	453,710	53%	502,999	63%
Total Deposits	$840,106	100%	$845,711	100%	$799,969	100%

Total deposits were $840 million at September 30, 2006, up 5% from $800 million a year earlier. Transaction deposits, which include all checking, savings and money market balances, were up 35%, and represented 48% of total deposits at the end of the third quarter of 2006, compared to 37% just a year earlier.

Stockholders’ equity increased by 9% to $112 million, compared to $103 million at the end of the third quarter last year. Book value per share grew to $9.31 at September 30, 2006, from $8.57 a year ago. Tangible book value was $7.15 per share at the end of the quarter, compared to $6.39 a year prior. Cascade remains well capitalized with a Tier 1 Capital ratio of 8.85%.

Asset Quality

“We have maintained excellent credit quality, even as we changed our loan mix and posted 17% annualized loan growth year-to-date,” Nelson said.

Nonperforming loans were down from the already low levels posted three months ago and at the end of the third quarter last year, and net charge-offs remain minimal. At quarter-end, nonperforming loans (NPLs) were $112,000, down from $392,000 at the end of the preceding quarter and $910,000 at September 30, 2005. NPLs represented 0.01% of total loans, versus 0.04% at the end of June 2006, and 0.10% of loans at the end of the third quarter last year. Cascade had no Real Estate Owned and Other Repossessed Assets at the end of September or June 2006, and had $386,000 a year ago. Nonperforming assets were just 0.01% of total assets, compared to 0.03% last quarter, and 0.11% one year ago. Net charge-offs were $33,000 in the third quarter, compared to $71,000 in the second quarter of 2006, and $60,000 in the September 2005 quarter.

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Cascade Financial - 3Q06 Results
October 24, 2006

The provision for loan losses was $300,000 in the third quarter and totaled $850,000 year-to-date, reflecting the continued growth in the loan portfolio. At September 30, 2006, the allowance for loan losses was $11.0 million, representing 1.11% of total loans and far in excess of NPLs.

Operating Results

Net interest income before the provision for loan losses was $10.0 million in the third quarter of 2006, compared to $9.3 million a year earlier, with a larger asset base and improved yields in the loan portfolio offsetting rising deposit costs. Other income was $1.6 million in the quarter, up slightly from a year ago, despite a decrease in gain on sale of loans.

“Our High Performance Checking accounts, in addition to providing a low-cost funding source, generate substantial checking and service fees,” Johnson said. “Total service fees were $1.2 million in the third quarter, up $139,000 from a year ago, which helped offset a $144,000 decrease in the gain on sale of mortgage loans.”

Total other expenses increased 12% to $6.3 million, from $5.7 million in the third quarter of 2005, reflecting increased compensation expense as well as the $174,000 ($117,000 after taxes) in incremental core system processor conversion costs and $73,000 in stock option expense.

Revenues (net interest income before the provision for loan losses plus other income) were up 6% in the third quarter to $11.6 million, compared to $10.9 million a year ago. For the first nine months of the year, revenues grew 5% to $33.7 million, compared to $32.1 million in the same period last year.

In the nine months through September 2006, net interest income was $29.2 million, up 7% from $27.3 million a year earlier. Total other income was $4.5 million, compared to $4.8 million in the same period last year, with a 14% increase in service and checking fees eclipsed by last year’s $580,000 gain on the sale of multifamily loans and termination of interest rate swaps. Total other expenses increased 7% to $18.3 million, including $254,000 ($170,000 after taxes) in system conversion costs and $212,000 in stock option expenses.

“We have invested in our future in the past 18 months, both with High Performance Checking and our core system processor conversion,” Nelson said. “As a result, we are completing the transition to a commercial bank by bringing in more low-cost deposits and commercial loans, and improving cross-sales of additional products. While earnings growth has been slowed this year, these investments in Cascade Bank are helping us provide better customer service and should result in improved long-term profitability. Although I expect software conversion expenses of roughly $100,000 (pre-tax) in the fourth quarter, we expect our operating expenses to return to more normalized levels next year.”

Net Interest Margin & Interest Rate Risk

“Our net interest margin has remained under pressure due to very competitive pricing, particularly for deposits, in our market,” Johnson said. “Loan yields, although improving, have not kept pace with rising deposit costs.” The net interest margin was 3.24%, unchanged from the preceding quarter and down from 3.41% a year ago. Year-to-date, the net interest margin was 3.28%, compared to 3.38% in the first nine months of last year.

	3Q06	2Q06	1Q06	4Q05	3Q05	2Q05	1Q05	4Q04	3Q04
Asset yield	6.95%	6.76%	6.53%	6.41%	6.33%	6.17%	5.97%	5.90%	5.89%
Liability cost	4.15%	3.94%	3.60%	3.50%	3.28%	3.11%	2.94%	2.80%	2.70%

Spread	2.80%	2.82%	2.93%	2.91%	3.05%	3.06%	3.03%	3.10%	3.19%
Margin	3.24%	3.24%	3.31%	3.29%	3.41%	3.38%	3.34%	3.41%	3.48%

“Our interest rate risk models indicate that we have very little exposure to moderate interest rate moves in either direction,” Johnson said. “We continue to see fierce competition on both sides of the balance sheet, even as interest rates have leveled off. As a result, our margin is likely to remain under pressure even in a stable rate environment.”

Performance Measures

Cascade’s return on tangible equity (ROTE) was 16.0% for the third quarter, compared to 17.7% a year ago. For the nine-month period, ROTE was 16.1%, compared to 17.8% in the same period last year. Management uses ROTE, a non-GAAP performance measure, to exclude the goodwill created by the 2004 acquisition of Issaquah Bancshares, and believes that it provides a more consistent comparison with pre-merger performance. Return on GAAP equity (ROE) was 12.1% in the quarter, compared to 13.1% last year, and was 12.2% year-to-date, compared to 13.1% in the same period last year. The efficiency ratio was 54.9% in the quarter ended September 30, 2006, and 54.2% in the first nine months of the year, versus 52.0% and 53.0%, respectively, last year.

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Cascade Financial - 3Q06 Results
October 24, 2006

Conference Call

Carol Nelson and Lars Johnson will host a conference call on Wednesday, October 25, at 11:00 am PDT (2:00 pm EDT). Interested investors may listen to the call live or via replay at www.cascadebank.com. Investment professionals are invited to dial (303) 262-2137 to participate in the live call. A telephone replay of the call will be available for a month at (303) 590-3000, using passcode 11071876#.

About Cascade Financial

Established in 1916, Cascade Bank, the only operating subsidiary of Cascade Financial Corporation, is a state chartered commercial bank headquartered in Everett, Washington. Cascade Bank has proudly served the Puget Sound region for over 90 years and operates 19 full service offices, located in Everett, Lynnwood, Marysville, Mukilteo, Smokey Point, Issaquah, Clearview, Woodinville, Lake Stevens, Bellevue, Snohomish and North Bend, with a Shoreline office scheduled to open next summer.

In September 2006, US Banker magazine named President and CEO Carol Nelson one of 25 Women to Watch in the industry. Ryan Beck & Co. ranked CASB #56 on its list of top performing bank stocks nationally, based on a five-year total return. In January 2006, Washington CEO magazine named Nelson a CEO of Influence.

This press release contains supplemental financial information determined by methods other than in accordance with Accounting Principles Generally Accepted in the United States of America (“GAAP”). These measures include return on tangible equity, tangible book value per share and tangible capital to asset ratio. Cascade’s management uses these non-GAAP measures in its analysis of the company’s performance. These measures exclude the average and ending balances of acquisition-related goodwill and intangibles in determining average tangible shareholders’ equity. Banking and financial institution regulators also exclude goodwill and intangibles from shareholders’ equity when assessing the capital adequacy of a financial institution. Management believes the presentation of the financial measure excluding the impact of these items provides useful supplemental information that is essential for a proper understanding of the financial results of Cascade Financial Corporation, as they provide a method to assess management’s success in utilizing the company’s tangible capital. This disclosure should not be viewed as a substitute for results determined to be in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Safe Harbor Statement
This document contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. All such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Those factors include, but are not limited to: continued strong demand for Cascade’s products and services, the ability to attract low-cost deposits and commercial loans, expectations for the net interest margin, maintaining asset quality, management’s ability to minimize interest rate exposure and the impact of interest rate movements, the ability to attract and retain qualified people, and other factors. For a discussion of factors that could cause actual results to differ, please see the Company's publicly available Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

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Cascade Financial - 3Q06 Results
October 24, 2006

INCOME STATEMENT
(Dollars in thousands except per share amounts)	Quarter Ended	Quarter Ended	Three Month	Quarter Ended	One Year
(Unaudited)	September 30, 2006	June 30, 2006	Change	September 30, 2005	Change
Interest income	$21,396	$20,249	6%	$17,391	23%
Interest expense	11,440	10,561	8%	8,055	42%
Net interest income	9,956	9,688	3%	9,336	7%
Provision for loan losses	300	300	0%	250	20%
Net interest income after provision for loan losses	9,656	9,388	3%	9,086	6%
Other income
Gain on sale of loans	97	42	131%	241	-60%
Gain on sale of securities	-	-	NA	-	NA
Checking fees	911	862	6%	801	14%
Service fees	281	360	-22%	252	12%
Gain/(loss) on sale of real estate	-	-	NA	-	NA
Bank owned life insurance	195	191	2%	194	1%
Other	132	118	12%	76	74%
Total other income	1,616	1,573	3%	1,564	3%

Total income	11,272	10,961	3%	10,650	6%

Compensation expense	3,275	3,092	6%	3,039	8%
Other operating expenses	3,001	2,868	5%	2,596	16%
FHLB prepayment fees	-	-	NA	37	-100%
Option expense	73	76	-4%	-	NA
Total other expense	6,349	6,036	5%	5,672	12%

Net income before provision for income tax	4,923	4,925	0%	4,978	-1%

Provision for income tax	1,609	1,598	1%	1,634	-2%

Net income	$3,314	$3,327	0%	$3,344	-1%

Net income excluding option expense	$3,387	$3,403	0%	$3,344	1%

EARNINGS PER SHARE INFORMATION
Earnings per share, basic	$0.27	$0.28	-1%	$0.28	-2%
Earnings per share, diluted	$0.27	$0.27	0%	$0.27	-1%

Weighted average number of shares outstanding
Basic	12,078,088	12,058,708	0%	11,979,563	1%
Diluted	12,366,497	12,370,324	0%	12,310,925	0%

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Cascade Financial - 3Q06 Results
October 24, 2006

INCOME STATEMENT
(Dollars in thousands except per share amounts)	Nine Months Ended
(Unaudited)	September 30, 2006	September 30, 2005	Change
Interest income	$60,431	$49,657	22%
Interest expense	31,267	22,396	40%
Net interest income	29,164	27,261	7%
Provision for loan losses	850	745	14%
Net interest income after provision for loan losses	28,314	26,516	7%
Other income
Gain on sale of loans	177	705	-75%
Gain on sale of securities	-	13	-100%
Checking fees	2,529	2,344	8%
Service fees	898	672	34%
Gain/(loss) on sale of real estate	(27)	33	-182%
Bank owned life insurance	572	572	0%
Other	365	492	-26%
Total other income	4,514	4,831	-7%

Total income	32,828	31,347	5%

Compensation expense	9,525	9,217	3%
Other operating expenses	8,523	7,674	11%
FHLB prepayment fees	-	110	-100%
Option expense	212	-	NA
Total other expense	18,260	17,001	7%

Net income before provision for income tax	14,568	14,346	2%

Provision for income tax	4,755	4,716	1%

Net income	$9,813	$9,630	2%

Net income excluding option expense	$10,025	$9,630	4%

EARNINGS PER SHARE INFORMATION
Earnings per share, basic	$0.81	$0.80	1%
Earnings per share, diluted	$0.79	$0.78	2%

Weighted average number of shares outstanding
Basic	12,051,238	11,972,201	1%
Diluted	12,358,862	12,315,409	0%

PERFORMANCE MEASURES AND RATIOS		Quarter Ended		Nine Months Ended
	September 30, 2006	June 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Return on equity	12.05%	12.42%	13.12%	12.23%	13.09%
Return on tangible equity	15.96%	16.41%	17.73%	16.12%	17.82%
Return on average assets	1.02%	1.05%	1.15%	1.04%	1.13%
Efficiency ratio	54.87%	53.60%	52.04%	54.22%	52.98%
Net interest margin	3.24%	3.24%	3.41%	3.28%	3.38%
Net interest margin - fully tax equivalent	3.27%	3.26%	3.43%	3.30%	3.41%

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Cascade Financial - 3Q06 Results
October 24, 2006

BALANCE SHEET			Three Month		One Year
(Unaudited) (Dollars in thousands)	September 30, 2006	June 30, 2006	Change	September 30, 2005	Change
Cash and due from banks	$15,004	$25,699	-42%	$19,303	-22%
Interest bearing deposits	12,808	11,057	16%	22,475	-43%

Securities held-to-maturity	97,317	97,858	-1%	91,346	7%
Federal Home Loan Bank stock	11,920	11,920	0%	11,920	0%
Securities available-for-sale	133,747	136,380	-2%	111,097	20%
Total securities	242,984	246,158	-1%	214,363	13%
Loans
Business	440,586	433,679	2%	393,880	12%
R/E construction	241,951	213,614	13%	151,875	59%
Commercial real estate	144,313	139,178	4%	140,413	3%
Multifamily	41,070	40,007	3%	53,389	-23%
Home equity/consumer	29,239	29,977	-2%	32,752	-11%
Residential	94,698	101,063	-6%	106,639	-11%
Total loans	991,857	957,518	4%	878,948	13%
Deferred loan fees	(3,439)	(3,442)	0%	(3,077)	12%
Allowance for loan losses	(11,005)	(10,738)	2%	(10,081)	9%
Loans, net	977,413	943,338	4%	865,790	13%
Premises and equipment	12,016	12,023	0%	12,656	-5%
Real estate owned	-	-	NA	386	-100%
Bank owned life insurance	17,805	17,637	1%	17,148	4%
Other assets	11,112	12,413	-10%	8,886	25%
Goodwill	26,008	26,044	0%	26,095	0%

Total assets	$1,315,150	$1,294,369	2%	$1,187,102	11%

Deposits
Personal checking accounts	$55,510	$51,330	8%	$45,712	21%
Business checking accounts	81,956	72,350	13%	76,423	7%
Savings and money market accounts	262,206	268,321	-2%	174,835	50%
Certificates of deposit	440,434	453,710	-3%	502,999	-12%
Total deposits	840,106	845,711	-1%	799,969	5%
FHLB advances	233,000	233,000	0%	241,000	-3%
Securities sold under agreement to repurchase	95,700	70,995	35%	20,513	367%
Jr. Sub. Deb. (Trust Preferred Securities)	25,353	24,970	2%	15,367	65%
Other liabilities	8,504	11,171	-24%	7,511	13%
Total liabilities	1,202,663	1,185,847	1%	1,084,360	11%

Stockholders' equity
Common stock and paid in capital	39,415	38,894	1%	38,042	4%
Retained earnings	75,377	73,529	3%	66,420	13%
Accumulated other comprehensive loss	(2,305)	(3,901)	-41%	(1,720)	34%
Total stockholders' equity	112,487	108,522	4%	102,742	9%

Total liabilities and stockholders' equity	$1,315,150	$1,294,369	2%	$1,187,102	11%

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Cascade Financial - 3Q06 Results
October 24, 2006

AVERAGE BALANCES	Quarter Ended	Quarter Ended	Three Month	Quarter Ended	One Year
(Unaudited) (Dollars in Thousands)	September 30, 2006	June 30, 2006	Change	September 30, 2005	Change
Average assets	$1,291,355	$1,266,941	2%	$1,162,681	11%
Average earning assets	1,220,900	1,197,887	2%	1,094,529	12%
Average total loans	974,806	941,275	4%	868,333	12%
Average deposits	831,478	811,506	2%	780,831	6%
Average equity	109,072	107,161	2%	101,596	7%
Average tangible equity	83,046	81,098	2%	75,455	10%

ASSET QUALITY	September 30, 2006	June 30, 2006	September 30, 2005
Nonperforming loans (NPLs)	$112	$392	$910
Nonperforming loans/total loans	0.01%	0.04%	0.10%
Net loan charge-offs (recoveries) in the quarter	$33	$71	$60
Net charge-offs/total loans	0.00%	0.01%	0.01%
Allowance for loan losses/total loans	1.11%	1.12%	1.15%
Allowance for loan losses/nonperforming loans	9,826%	2,739%	1,108%
Real estate/repossessed assets owned	$-	$-	$386
Nonperforming assets	$112	$392	$1,296
Nonperforming assets/total assets	0.01%	0.03%	0.11%

EQUITY ANALYSIS	September 30, 2006	June 30, 2006	September 30, 2005
Total equity	$112,487	$108,522	$102,742
Less: goodwill and intangibles	26,008	26,044	26,095
Tangible equity	86,479	82,478	76,647

Common stock outstanding	12,086,890	12,068,200	11,986,234
Book value per common share	$9.31	$8.99	$8.57
Tangible book value per share	$7.15	$6.83	$6.39

Capital/asset ratio (including Jr. Subordinate Deb.)	10.48%	10.31%	9.95%
Capital/asset ratio (Tier 1)	8.85%	8.78%	8.07%
Tangible capital/asset ratio (excluding Jr. Subordinate Deb.)	6.71%	6.50%	6.60%

INTEREST SPREAD ANALYSIS	September 30, 2006	June 30, 2006	September 30, 2005
Yield on loans	7.54%	7.34%	6.85%
Yield on investments	4.62%	4.62%	4.59%
Yield on earning assets	6.95%	6.76%	6.33%

Cost of deposits	3.67%	3.38%	2.47%
Cost of FHLB advances	4.90%	4.60%	4.54%
Cost of other borrowings	2.01%	2.28%	3.50%
Cost of jr. sub. debentures	8.23%	8.09%	7.73%
Cost of interest bearing liabilities	4.15%	3.94%	3.28%

Net interest spread	2.80%	2.82%	3.05%
Net interest margin	3.24%	3.24%	3.41%

Note: Transmitted on Business Wire at 1:00 pm, PDT on October 24, 2006.